Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
State Bank Financial Corporation
Atlanta, GA

We consent to the incorporation by reference in the registration statement (No. 333-176049) on Form S-8 of our reports dated February 26, 2016, with respect to the consolidated statements of financial condition of State Bank Financial Corporation and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in State Bank Financial Corporation’s 2015 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Atlanta, Georgia
February 26, 2016